Exhibit 99.3
April 15, 2011
John A. Clerico
Chairman of the Audit & Compliance Committee
Community Health Systems
4000 Meridian Boulevard
Franklin, TN 37067
Dear Mr. Clerico:
The announcement on April 11th of Tenet Healthcare’s lawsuit filed against Community Health Systems (Community) only heightens our concerns over the company’s billing practices, which we first expressed to you in our September 28, 2010 letter. Tenet points to longstanding procedures and processes that are inconsistent with the practices of Community’s competitors, and which appear to be closely related to the aggressive billing practices that our research previously described to you. We received no substantive reply from the board following our initial communication with the company, but the issues raised in the Tenet lawsuit and in our earlier correspondence demand a response to shareholders. Should the Community board fail to provide a compelling response to the claims concerning billing practices we will recommend that our fellow shareholders oppose the reelection of CFO Larry Cash and Audit and Compliance Committee members James S. Ely and John A. Fry at Community’s upcoming annual shareholder meeting.
Tenet’s suit clearly alarmed Community’s shareholders, precipitating a 36% one day drop in Community’s share price. Although the shares have subsequently regained some of that loss, as of COB April 14th they were still trading nearly 20% lower than before the suit was announced. Moreover, it appears that regulators have also independently arrived at the conclusion that Community’s billing practices are inappropriate: in November 2010 Community received subpoenas from the Texas Attorney General’s office pursuant to its investigation of emergency room procedures and admissions practices. Clearly, Community’s aggressive emergency admissions practices have set long-term shareholders up for a potentially devastating loss of their investment.
The CtW Investment Group works with benefit funds sponsored by unions affiliated with Change to Win, a federation of unions representing more than 5 million workers. CtW Investment Group is itself a Community shareholder and the funds with which CtW Investment Group works collectively own an estimated 470,000 shares of Community Health Systems common stock.
The Board has Failed to Respond to Past Concerns
Nearly six months ago, we urged Community’s board to examine the evidence that its emergency room admissions and billings were excessive and invited regulatory scrutiny which could easily damage the company’s reputation and reduce shareholder value. In that letter, we urged Community to initiate an independent process to review these billing
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John A. Clerico
April 15, 2011

practices in order to ensure that this potential was not realized to the detriment of shareholders. Rather than a reply from the board, we received a letter on October 12, 2010, from Rachel Seifert, Community’s Corporate Secretary and General Counsel. In that letter, Ms. Seifert offered no substantive response, claiming that discussions with the CtW Investment Group were somehow prohibited under the National Labor Relations Act (NLRA) because the Service Employees International Union (SEIU) is one of the Change to Win affiliates and because “numerous contacts” about billing practices had occurred between SEIU staff and employees at Community “acquisition prospects.”
Ms. Seifert’s assertion that contact between SEIU staff and hospital employees would implicate the NLRA is flatly inaccurate. Indeed, given that various SEIU local unions have collective bargaining agreements with numerous hospitals that are presumably “acquisition prospects,” not to mention with Community itself, it is hardly surprising that such contacts occurred. And such contacts are certainly no obstacle to the board’s discussion with CtW Investment Group regarding shareholder concerns over Community’s billing practices, nor for that matter, with any Community shareholder. But putting aside the inaccuracy of Ms. Seifert’s assertion, it is deeply troubling that the board itself has taken no apparent action to address the issue.
We believe, in the face of Tenet’s lawsuit and the Texas Attorney General’s investigation, that it is now critical for the board to engage with shareholders and show leadership in addressing these concerns. Absent such a response we will recommend that shareholders join us in opposing the reelection of those directors whose terms end this year and who are most culpable for the board’s failure to properly oversee compliance, regulatory, and reputational risk management.
The Audit and Compliance Committee is charged with “overseeing the effectiveness of management’s enterprise risk management process” as well as with overseeing the delegation of risk management oversight to other board committees. Accordingly, Audit and Compliance Committee members James S. Ely and John A. Fry must bear responsibility for that committee’s failure to timely respond to shareholder concerns and address the issue of excessive emergency department admissions. Additionally, as the executive with primary responsibility for ensuring the company’s financial stability, we believe that Mr. Cash must also be held accountable for his role in adopting the aggressive billing practices that now threaten the investments of long-term shareholders.
Emergency Department Billing Practices
In our September 28, 2010 letter, we called on the board to establish a Special Committee to investigate the risks to future earnings and potential liabilities created by Community’s Medicare billing practices. As we outlined in our letter, the Center for Medicare & Medicaid Services and the Office of the Inspector General (OIG) have identified one-day hospital stays as a potential indicator of improper Medicare billing. In particular, hospitals that are at or above the 80th percentile for one-day-stays have been identified for further review to ensure that billing practices are appropriate. Our analysis of Community’s Medicare billing data indicated that for the past two fiscal years for which

John A. Clerico
April 15, 2011

data is available, half of Community’s hospitals have been at or above the 80th percentile nationally in frequency of one-day-stays.
This finding suggested to us the need for further investigation. Using only publicly available data, we found that 1) higher than average one-day stay rates for patients admitted through Community’s emergency departments; 2) these high rates appear to be the direct result of management’s strategy to increase admissions from emergency departments; 3) emergency department admissions greatly exceed expectations at Community facilities, taking into account their patient case mix and location, and increasingly surpass these expectations as years under Community ownership accrue.
Management’s repeated assertion that increasing emergency department admissions is central to its growth strategy strongly suggests to us the need for greater board oversight, given the OIG’s view that short stays are a primary indicator of unnecessary admissions, and given the close relationship between short-stay admissions and emergency department admissions at Community. Indeed, the fact that facilities acquired by Community see their emergency department one-day-stay admission rate grow from 10% below the national average to 20% above the national average in their first full year owned by Community, and grow further to 30% above average during their third and later years, strongly suggests that management is deliberately taking on excessive compliance risk and thereby endangering long-term shareholder value.
In our September letter, we estimated that in Federal Fiscal Year 2008, the last year for which complete data were available, Community generated $60 million — or 30% of 2008 net income — from Medicare billing for excessive one-day-stays and emergency admissions. Since at that time the Triad hospitals had been under Community ownership for less than one year, and since Community has asserted in presentations to shareholders that emergency admissions have been increasing in newly acquired hospitals, we expect that an analysis of more recent data would indicate an even higher excess billing total. Moreover, the investigation begun last year by the Texas Attorney General, which appears to include the nine Texas hospitals Community acquired from Triad in 2007, reinforces our view that you and your fellow independent directors have a duty to increase the scrutiny with which Community’s emergency department practices are reviewed.
Tenet Acquisition Proposal
On December 9, 2010 Community disclosed that it had proposed to Tenet’s board of directors a transaction in which Community would acquire Tenet at a price of $6 per share, including $5 cash and $1 in Community stock. Including the cost of retiring Tenet’s debt, this proposed transaction totaled $7.3 billion, which would lead to an increase in Community’s debt of $6.8 billion and the issuance of approximately 15 million new Community shares, equivalent to 16% of shares outstanding. This proposal was rejected by Tenet as inadequately valuing its projected future growth and its net operating loss (NOL) carry-forward, as well as underestimating the degree to which

John A. Clerico
April 15, 2011

Tenet operates different kinds of facilities in different markets than those on which Community has built its track record.
Since the announcement, Tenet’s share price has consistently traded above $6 a share, suggesting that market participants believe that a higher price per share is warranted. Leading industry analysts, including Kemp Dolliver of Avondale Partners and Sheryl Skolnick of CRT Capital Group, have projected Community (or another acquirer) would need to offer at least $7.25, and up to $9.50, in order to close a deal with Tenet. We note that while the $6 per share offer provided Tenet shareholders with a premium of 41% compared to the closing price of the previous trading day, and a premium of 20% compared to Tenet’s average price over the previous year, it offered a discount of 7% compared to Tenet’s high price for the year.
We further note that the proposed Tenet transaction was structured so that Community shareholders would not be entitled to a vote on the merger under Delaware law, which only requires such a vote if new shares issued pursuant to a transaction amount to 20% or more of shares outstanding. Community’s 2007 acquisition of Triad was structured similarly, with the result that Community shareholders were not entitled to a vote on the transaction, and we are disappointed to see a parallel approach being taken with respect to Tenet. In our view, Community’s inexplicable unwillingness to allow its own shareholders to have a say in major transactions has led the company to take on an extremely high debt load. Moreover, if Community continues to pursue the acquisition of Tenet, and intends to raise its offering price in order to do so, it will have to either commit to issuing enough new shares to trigger a shareholder vote, or take on additional leverage that would put the company’s future at risk.
To-date, Community has ignored our request for dialogue and refused to address the concerns we’ve raised. Given the gravity of the allegations in Tenet’s lawsuit and its crushing effect on Community’s stock price, a timely resolution of these matters is particularly important. Absent your willingness to offer substantive responses to our concerns by April 20, we intend to recommend a vote against Messrs. Cash, Ely and Fry at Community’s May 17th annual meeting. We look forward to your response.
Sincerely,
William B. Patterson
Executive Director
CC: Community Health Systems Board of Directors